Exhibit (d)(27)

NORTHERN FUNDS

AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT

MULTI-MANAGER INTERNATIONAL EQUITY FUND

This Amendment (“Amendment”), dated as of the 17th day of June, 2016, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Causeway Capital Management LLC (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of June 10, 2016, as amended, (the “Sub-Advisory Agreement”) pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager International Equity Fund (the “Fund”);

WHEREAS, effective June 17, 2016 the name of the Multi-Manager International Equity Fund has been changed to the Active M International Equity Fund;

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Sub-Advisory Agreement; and

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree as follows:

1. All references in the Sub-Advisory Agreement to “Multi-Manager International Equity Fund” are hereby replaced with “Active M International Equity Fund.”

2. Except to the extent amended hereby, the Sub-Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

All signatures need not appear on the same copy of this Amendment.

NORTHERN TRUST INVESTMENTS, INC.

/s/ Nina B. Staley
Name:	Nina B. Staley
Title:	Senior Vice President

CAUSEWAY CAPITAL MANAGEMENT LLC

/s/ Gracie V. Fermelia
Name:	Gracie V. Fermelia
Title:	Chief Operating Officer